                                                                    Exhibit 11


                          HIGH VOLTAGE ENGINEERING CORPORATION
                    STATEMENT OF COMPUTATION OF EARNINGS PER SHARE
                     (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                  YEARS ENDED                            NINE MONTHS ENDED
                                                    ----------------------------------------   --------------------------------
                                                     April 29,     April 27,      April 26,     January 25,      January 24,
                                                       1995          1996           1997           1997             1998
                                                    -----------   -----------    -----------   -------------    ---------------
Income (loss) from continuing operations
  before discontinued operations and
  extraordinary item                                   $    169     $    (463)    $   (2,497)      $     400        $   (14,558)

Discontinued operations, net of income                      276         1,498             --              --                 --
  taxes

Extraordinary item, net of income                            --          (422)          (259)           (259)            (7,861)
  taxes

Net income (loss) applicable to common                       30           167         (3,235)           (215)           (24,651)
  stockholders

Net income (loss) per common share:
  Continuing operations                                 (246.00)      (909.00)     (2,976.00)          44.00         (15,975.26)
  Discontinued operations                                276.00      1,498.00             --              --                 --
  Extraordinary item                                         --       (422.00)       (259.00)        (259.00)         (7,479.54)
  Net income (loss) applicable to common
    stockholders                                          30.00        167.00      (3,235.00)        (215.00)        (23,454.80)

Net income (loss) per common share assuming
  dilution:
  Continuing operations                                 (246.00)      (909.00)     (2,299.21)       2,075.24         (12,331.39)
  Discontinued operations                                276.00      1,498.00             --              --                 --
  Extraordinary item                                         --       (422.00)       (226.60)        (226.60)         (6,545.38)
  Net income (loss) applicable to common
    stockholders                                          30.00        167.00      (2,525.81)       1,848.64         (18,876.77)

Weighted average common stock outstanding                 1,000         1,000          1,000           1,000              1,051
Weighted average common stock and dilutive
  equivalents outstanding                                 1,000         1,000          1,143           1,143              1,201


     The earnings from continuing operations before discontinued operations, extraordinary item and the net loss applicable to the common stockholders, for the purpose of calculating earnings per share, is net of preferred stock dividends of $415, $446, $479, $356 and $2,057 for Fiscal 1995, Fiscal 1996,
Fiscal 1997 and the nine months ended January 25, 1997 and January 24, 1998, respectively. The earnings from continuing operations before discontinued operations and extraordinary item and the net loss applicable to the common stockholders, for the purpose of calculating earnings per share, is net of the accretion of redeemable preferred stock of $175 for the nine months ended January 24, 1998.